Exhibit 10.2
ACCELERATED SHARE REPURCHASE AGREEMENT
August 11, 2005
NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Credit Suisse First Boston Capital LLC
Eleven Madison Avenue
New York, NY 10010

External ID:	– Risk ID:

     THIS AGREEMENT (this “Agreement”) is made as of this 11th day of August, 2005, among CREDIT SUISSE FIRST BOSTON CAPITAL LLC (“Seller”), NRG Energy, Inc., a Delaware corporation (Symbol: “NRG”) (“Buyer”), and CREDIT SUISSE FIRST BOSTON LLC, as agent (in such capacity, the “Agent”) hereunder.
     WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, shares of common stock, par value U.S. $ 0.01 per share, of Buyer (including any security entitlements in respect thereof, “Shares”) on the terms set forth herein (the “Transaction”);
     WHEREAS, certain terms used herein have the meanings set forth in Article 3;
     NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:
ARTICLE 1
Sale and Purchase

Sale and Purchase:	On the Trade Date, Seller will deliver to Buyer a number of Shares (the “Purchased Shares”) equal to 6,346,788 (the “Number of Shares”) and Buyer will pay Seller cash in immediately available funds in an amount equal to USD 250,000,000 (the product of USD 39.39 per Share (the “Initial Price”) and the Number of Shares) on a delivery-versus-payment basis.
ARTICLE 2
Purchase Price Adjustment

Buyer Delivery:	If Buyer has not elected Cash Settlement in accordance with the provisions opposite “Settlement Method” below, Buyer will deliver to Seller on the Settlement Date a number of Shares equal to 100.7% of the Final Settlement Amount if the Final Settlement Amount is positive; provided that Buyer shall not be required to deliver more than the Maximum Deliverable Number of Shares.

Buyer Payment:	If Buyer has elected Cash Settlement in accordance with the provisions opposite “Settlement Method” below and the Final Settlement Amount is positive, Buyer will pay to Seller on the Cash Settlement Date an amount in cash equal to the product of (x) the Final Settlement Amount and (y) the Cash Settlement Price.

Seller Delivery:	If Buyer has not elected Cash Settlement in accordance with the provisions opposite “Settlement Method” below, Seller will deliver to Buyer on the Settlement Date a number of shares equal to the absolute value of the Final Settlement Amount if the Final Settlement Amount is negative.

Seller Payment:	If Buyer has elected Cash Settlement in accordance with the provisions opposite “Settlement Method” below and the Final Settlement Amount is negative, Seller will pay to Buyer on the Cash Settlement Date an amount in cash equal to the product of (x) the absolute value of the Final Settlement Amount and (y) the Cash Settlement Price.

Settlement Method:	Buyer or Seller shall make the Buyer Delivery or Seller Delivery, as the case may be, pursuant to Article 2 on the Settlement Date unless Buyer has notified Seller no later than the 5th Scheduled Trading Day immediately preceding the Scheduled Final Valuation Date that “Cash Settlement” shall apply, in which case Buyer shall be deemed to have represented to Seller that Buyer is not aware of any material non-public information regarding Buyer or the Shares at the time of such notice, and which notice shall be irrevocable.
ARTICLE 3
Certain Terms and Definitions
     Section 3.01. As used herein, the following words and phrases shall have the following meanings:

Trade Date:	August 11, 2005

Settlement Date:	The date that immediately follows the last Valuation Date by 3 Clearance System Business Days.

Clearance System Business Day:	Any day on which the Clearance System is open (or, but for an event beyond the control of the parties as a result of which the Clearance System cannot clear the transfer of the Shares, would have been open) for the acceptance and execution of settlement instructions.

Clearance System:	The Depository Trust Company, New York, New York, and any successor thereto.

Final Settlement Amount:	The sum of all Daily Net Share Amounts for all Valuation Dates.

Valuation Dates:	Each of the Scheduled Trading Days commencing on the Trade Date to and including the date on which the sum of all Daily Reference Share Amounts for such date and all previous Valuation Dates equals the Number of Shares (which is currently expected, in the absence of suspensions or reductions of the Daily Reference Share Amount, to occur on February 13, 2006 (the “Scheduled Final Valuation Date”)).

Scheduled Trading Day:	Any day on which the Exchange and each Related Exchange are scheduled to be open for their respective regular trading sessions.

Exchange:	New York Stock Exchange

Related Exchange:	Each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Shares.

Daily Reference Share Amount:	For any Valuation Date, 49,584, except that for the first Valuation Day the Daily Reference Share Amount shall be 49,620.

Daily Net Share Amount:	For any Valuation Date, the quotient obtained by dividing the Daily Difference for such Valuation Date by the Daily Reference Price for such Valuation Date. For the avoidance of doubt, the Daily Net Share Amount may be a positive or negative amount.

Daily Difference:	For any Valuation Date, the product of (i) (A) the Daily Reference Price for such Valuation Date minus (B) the Initial Price, multiplied by (ii) the Daily Reference Share Amount for such Valuation Date. For the avoidance of doubt, the Daily Difference may be a positive or negative amount.

Daily Reference Price:	For any Valuation Date, (i) the VWAP Price on such Valuation Date, or, if such VWAP Price would be greater than the Maximum Price, the Maximum Price, or, if such VWAP Price would be less than the Minimum Price, the Minimum Price, plus (ii) USD 0.03 per Share.

VWAP Price:	For any Valuation Date or Cash Settlement Averaging Date, the volume-weighted average price per Share at which the Shares trade on any exchange on which the Shares are traded on such day, excluding trades (i) that do not settle regular way, (ii) opening trades (regular way) reported in the consolidated system, (iii) trades effected during the 10 minutes before the scheduled close of trading on the Exchange and 10 minutes before the scheduled close of the primary trading session in the market where the trade is effected and (iv) trades on such day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Exchange Act, as determined by the Calculation Agent by reference to Bloomberg Page [“AQR”] (or any successor thereto) for Buyer.

Maximum Price:	USD 40.5717 per Share

Minimum Price:	USD 38.2083 per Share

Maximum Deliverable Number:	670,000, subject to adjustment pursuant to Section 7.01.

Valuation Period:	The period starting on the first Valuation Date and ending on the last Valuation Date.

Cash Settlement Date:	The date that immediately follows the last Cash Settlement Averaging Date by 3 Business Days.

Business Day:	Any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

Cash Settlement Averaging Dates:	Each of the 10 Scheduled Trading Days immediately following the Valuation Period.

Cash Settlement Price:	With respect to a Buyer Payment, the average of the VWAP Price for each Cash Settlement Averaging Date; and, with respect to a Seller Payment, the average of the “Volume Weighted Average Price” per Share on each Cash Settlement Averaging Date as determined by the Calculation Agent by reference to Bloomberg Page “AQR” (or any successor thereto) for the Buyer with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time) on each such day.

Cash Settlement Averaging Period:	The period starting on the first Cash Settlement Averaging Date and ending on the last Cash Settlement Averaging Date.

Calculation Agent:	Credit Suisse First Boston Capital LLC.

Exchange Act:	The Securities Exchange Act of 1934, as amended.

Guarantee:	The Guarantee, dated May 16, 2001, made by Credit Suisse First Boston Capital (USA), Inc. in favor of each and every Buyer to financial transactions with its wholly-owned subsidiary, Credit Suisse First Boston Capital LLC.

Rule 10b-18:	Rule 10b-18 under the Exchange Act.

Securities Act:	The Securities Act of 1933, as amended.
     Section 3.02. In addition, the following terms shall have the meanings set forth in the Sections indicated below:

“Bankruptcy Code”	Section 8.04

“Hedging Disruption”	Section 7.02(h)

“Regulation M”	Section 5.02(k)

“Relevant CSFB Personnel”	Section 6.01(e)

“Seller Hedging”	Section 4.01(b)

“Seller Purchases”	Section 4.01(a)

“Termination Amount”	Section 7.02

“Termination Date”	Section 7.02

“Termination Event”	Section 7.02

“Termination Value”	Section 7.02
ARTICLE 4
Purchases And Hedging by Seller
     Section 4.01. Seller Purchases and Hedging. (a) The parties acknowledge that the Purchased Shares may be sold short to Buyer and that during the Valuation Period and, if the Final Settlement Amount is positive and Buyer has elected Cash Settlement in accordance with Article 2, during the Cash Settlement Averaging Period, Seller may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale (any such purchases, collectively, “Seller Purchases” (it being understood that such term does not include any purchases made by Seller in connection with hedging of Seller’s exposure to any optionality arising under the Transaction)).
     (b)     Any Seller Purchases and any other hedging or trading by Seller or its affiliates in connection with the Transaction (“Seller Hedging”) will be conducted independently of Buyer. The timing of any Seller Purchases or Seller Hedging, the number of Shares thus purchased or sold on any day, the price paid or received per Share for any Seller Purchases or relating to any Seller Hedging and the manner in which any Seller Purchases are made or Seller Hedging is conducted, including without limitation whether such purchases or transactions are made on any securities exchange or privately, shall be within the sole discretion of Seller.
     Section 4.02. Suspension of Seller Purchases or Seller Hedging. (a) Without limiting the generality of the foregoing, if at any time Seller determines in good faith and a commercially reasonable manner that (i) any Seller Purchases or Seller Hedging may raise material risks under applicable securities laws, (ii) it is necessary or advisable to limit Seller Purchases or Seller Hedging in light of market conditions or a market disruption at such time or (iii) a Hedging Disruption has occurred, Seller (or its agent or affiliate) may, in its discretion, (x) if such event occurs during the Valuation Period, suspend any or all of such Seller Purchases or Seller Hedging, as the case may be, and may elect that the Daily Reference Share Amount on the affected Valuation Date or Valuation Dates for such day be reduced to zero or any other amount determined by Seller, or (y) if such event occurs during the Cash Settlement Averaging Period, suspend any or all of such Seller Purchases or Seller Hedging, as the case may be, and may elect that the affected Cash Settlement Averaging Date or Cash Settlement Averaging Dates be postponed, in each case as appropriate with regard to the relevant securities laws, market conditions or disruptions, and Seller shall notify Buyer of such suspension of Seller Purchases or Seller Hedging. Upon resuming Seller Purchases during the Valuation Period, Seller may adjust the Daily Reference Share Amount for any subsequent Valuation Date.
ARTICLE 5
Representations and Warranties
     Section 5.01. Representations and Warranties of Buyer and Seller. Each party hereto makes to the other party hereto the representations and warranties contained in Sections 3(a) and

3(c) of the 1992 ISDA Master Agreement (Multicurrency – Cross Border), as published by the International Swap Dealers Association, Inc., and each reference therein to “a Transaction” shall be deemed to be a reference to the Transaction, each reference therein to “this Agreement” shall be deemed to be a reference to this Agreement and any reference therein to any “Credit Support Document” shall be deemed to have been deleted with respect to Buyer and shall be deemed to be a reference to the Guarantee with respect to Seller.
     Section 5.02. Representations, Warranties and Agreements of Buyer. Buyer represents and warrants to Seller that:
     (a)     No Termination Event has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.
     (b)     All reports and other documents filed by Buyer with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated herein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (c)     Buyer has publicly announced its entry into the Transaction, and Buyer agrees to comply with all applicable disclosure requirements relating to the Transaction including, without limitation, Item 703 of Regulation S-K under the Securities Act.
     (d)     Any Shares, when issued and delivered by Buyer in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.
     (e)     Buyer has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon settlement of the Transaction; subject to the limitation set forth in Article 2.
     (f)     Prior to the Settlement Date, any Shares to be delivered on the Settlement Date by Buyer shall have been approved for listing on the Exchange, subject to official notice of issuance (it being understood that nothing herein shall create any obligation of Buyer to register any Shares under the Securities Act).
     (g)     Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares), to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.
     (h)     Before and after giving effect to the Transaction, Buyer has complied with all applicable law, rules and regulations in connection with disclosure of all material information with respect to its business, operations or condition (financial or otherwise); and as of the date hereof and as of each day hereon forth until the Settlement Date, Buyer is not and will not be prohibited by law, contract or otherwise from purchasing Shares.
     (i)     Buyer is entering into this Agreement in good faith and not as part of plan or scheme to evade compliance with the federal securities laws including, without limitation, Rule 10b-5 of the Exchange Act. Buyer has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.

     (j)     During the Valuation Period and the Cash Settlement Averaging Period, if any, Buyer does not have, and shall not attempt to exert, any influence over how, when, whether or at what price to effect any purchase or sale of Shares by Seller (or its agent or affiliate).
     (k)     Buyer is not engaged in a “distribution”, as such term is used in Regulation M, that would preclude purchases by Buyer of Shares.
     (l)     Buyer is an “eligible contract participant” as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.
     (m)     Buyer is not and, after giving effect to the Transaction, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (n)     Buyer is, and shall be as of the date of any payment or delivery by Buyer hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.
     (o)     Buyer (i) has timely filed, caused to be timely filed or will timely file or cause to be timely filed all material tax returns that are required to be filed by it as of the date hereof and (ii) has paid all material taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other material taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, unless in each case the same are being contested in good faith. For purposes of determining whether a tax return has been timely filed, any extensions shall be taken into account.
     (p)     The public disclosure of all material information relating to Buyer is within Buyer’s control.
ARTICLE 6
Covenants of Buyer
     Section 6.01. Covenants of Buyer. Buyer hereby agrees with Seller to the following:
     (a)     Without the prior written consent of Seller, Buyer shall not, and shall cause its affiliates or affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares, other than purchases from employees of Buyer that are not “Rule 10b-18 purchases” as such term is defined in Rule 10b-18, until its obligations under the Transaction have been satisfied in full.
     (b)     Buyer shall, at least one day prior to the first day of the Valuation Period, notify Seller of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Buyer or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Valuation Period and during the calendar week in which the first day of the Valuation Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Annex A hereto.
     (c)     Neither Buyer nor any of its affiliates shall take any action that would cause any Seller Purchases not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Buyer.
     (d)     On any day prior to the second Business Day immediately following the last day of the Valuation Period, or, if the Final Settlement Amount is positive and Buyer has elected Cash Settlement in accordance with Article 2, the last day of the Cash Settlement Averaging Period, neither Buyer nor any of its affiliates or agents shall make a distribution (as defined in Regulation M) of Shares, or any security for which the Shares are a reference security (as defined in

Regulation M) that would, in the view of Seller, preclude Buyer from purchasing Shares or cause any such purchases to violate any law, rule or regulation, unless Buyer notifies Seller of such distribution 5 Business Days prior to the beginning of the restricted period applicable to such distribution under Regulation M, in which case Buyer shall be deemed to have represented to Seller that Buyer is not aware of any material non-public information regarding Buyer or the Shares at the time of such notice. Buyer acknowledges that any such notice may (x) cause the Daily Reference Share Amount on any Valuation Date to be reduced or (y) if provided during the Cash Settlement Averaging Period if the Final Settlement Amount is positive, cause one or more Cash Settlement Averaging Date to be postponed, in each case as a result of the provisions of Section 4.02. Accordingly, Buyer acknowledges that its actions in relation to any such notice must comply with the standards set forth in Section 6.01(f).
     (e)     Buyer shall not, at any time during any of the Valuation Period or the Cash Settlement Averaging Period, if any, communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by Seller (or its agent or affiliate) to any Relevant CSFB Personnel (as defined below). “Relevant CSFB Personnel” means any employee of Seller or any affiliate, except employees that Seller has notified Buyer in writing are not “Relevant CSFB Personnel”.
     (f)     Buyer agrees that Buyer shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Buyer also acknowledges and agrees that any amendment, modification, waiver or termination of this Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Buyer or any officer, director, manager or similar person of Buyer is aware of any material non-public information regarding Buyer or the Shares.
     (g)     Buyer shall (i) notify Seller prior to the opening of trading in the Shares on any day on which Buyer makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Buyer (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Seller following any such announcement that such announcement has been made, and (iii) promptly deliver to Seller following the making of any such announcement a certificate indicating (A) Buyer’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Buyer’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Buyer shall promptly notify Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Buyer acknowledges that any such public announcement may (x) cause the Daily Reference Share Amount on any Valuation Date to be reduced or (y) if made during the Cash Settlement Averaging Period if the Final Settlement Amount is positive, cause one or more Cash Settlement Averaging Date to be postponed, in each case as a result of the provisions of Section 4.02. Accordingly, Buyer acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6.01(f).
ARTICLE 7
Adjustment and Termination Events
     Section 7.01. Calculation Agent Adjustments. (a) In the event of any corporate event involving Buyer or the Shares (including, without limitation, a stock split, stock dividend,

bankruptcy, insolvency, reorganization, merger, offer to tender Shares (whether such offer is made by the Company or a third party, and whether the consideration for such offer is cash or non-cash), rights offering, recapitalization, spin-off or issuance of any securities convertible or exchangeable into Shares) or the announcement of any such corporate event, the Calculation Agent may adjust the terms of the Transaction (including, without limitation, the number of Valuation Dates in the Valuation Period, any Daily Adjustment Price, any Daily Reference Share Amount, the Maximum Price, the Minimum Price and any Daily Difference) as it deems appropriate under the circumstances to preserve the economic value of the Transaction (including, without limitation, adjustments to account for changes in the price of the Shares or changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares as a result of any such corporate event).
     (a)     Notwithstanding the authority provided to the Calculation Agent in subsection (a) of this Section 7.01, in the event of a corporate event (such as certain reorganizations, mergers, or other similar events) in which all holders of Shares may receive consideration other than the common equity securities of the continuing or surviving entity, the adjustments referred to in such subsection shall permit Buyer or Seller to satisfy its settlement obligations hereunder by delivering the consideration received by holders of Shares upon such corporate event, in such proportions as in the exercise of its good faith judgment the Calculation Agent deems appropriate under the circumstances.
     Section 7.02. Termination Events. If one or more of the following events (each, a “Termination Event”) shall occur:
     (a)     any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in Seller’s commercially reasonable judgment is likely to have a material adverse effect on the ability of Buyer or Seller to perform its obligations hereunder, or calls into question the validity or binding effect of any agreement of Buyer or Seller, as the case may be, hereunder;
     (b)     Buyer is (i) dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with, or for the benefit of, its creditors; (iv) institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or it consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official or it consents to such a petition; (v) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation (other than any such proceeding or petition covered under clause (iv) immediately above), and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (vi) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vii) seeks or becomes subject to the appointment of a Custodian for it or for all or substantially all its assets; (viii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (ix) is subject to any voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding as a result of which (A) all of the shares of Common Stock are required to be transferred to a Custodian or (B) holders of the shares of Common Stock become legally prohibited from transferring them; (x) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (ix) (inclusive); or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
     (c)     (i) any representation or warranty made by Buyer under this Agreement is incorrect or misleading in any material respect or (ii) any certificate delivered by Buyer pursuant to this Agreement is incorrect or misleading in any material respect;
     (d)     Buyer fails to fulfill or discharge when due any of Buyer’s obligations, covenants or agreements under or relating to this Agreement, and such failure remains unremedied for 10 days following notice from Seller;
     (e)     all of the Shares or all or substantially all the assets of Buyer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof;
     (f)     by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding affecting Buyer, (i) all the Shares of Buyer are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of the Shares of Buyer become legally prohibited from transferring them;
     (g)     the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer, as each such term is defined under the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.) and will not be re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as the Exchange (or, where the Exchange is within the European Union, in any member state of the European Union) within five Scheduled Trading Days of so ceasing to be so listed, traded or quoted;
     (h)     Seller is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (a “Hedging Disruption”);
     (i)     due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after the date hereof, (i) it becomes unlawful for Buyer or Seller to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or (ii) Buyer or Seller determines in good faith that (A) it has become illegal to hold, acquire or dispose of Shares or (B) it would incur a materially increased cost in performing its obligations hereunder (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position); or
     (j)     Buyer declares or pays any dividend or distribution on the Shares in cash or other property (other than additional Shares);
then, in the absolute discretion of Seller upon notice to Seller from Buyer at any time following such event, a “Termination Date” shall occur, and Buyer or Seller, as the case may be, shall become obligated to make the payments or deliveries that would be made if the final Valuation Date in the Valuation Period were the Termination Date, the Final Settlement Amount were the Termination Amount and Cash Settlement did not apply.

The “Termination Value” means an amount Seller reasonably determines in good faith to be appropriate to compensate Seller for its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement, including any loss of bargain, loss of funding or, at the election of Seller but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them), including losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Termination Date and not made; provided that if the Termination Event giving rise to the relevant Termination Date is of the type described in clause (a) of this Section 7.02 and the relevant legal proceeding arises primarily out of an act or omission by Seller, then the “Termination Value” will mean an amount Buyer reasonably determines in good faith to be appropriate to compensate Buyer for its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement, including any loss of bargain, loss of funding or, at the election of Buyer but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them), including losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Termination Date and not made.
The “Termination Amount” means a number of Shares with a value, as determined by the Calculation Agent, as of the Termination Date equal the Termination Value.
ARTICLE 8
Miscellaneous
     Section 8.01. U.S. Private Placement Representations. Each party hereby represents and warrants to the other party as of the date hereof that:
     (a)     It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.
     (b)     It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.
     Section 8.02. Bankruptcy of Buyer. Seller agrees that in the event of the bankruptcy of Buyer, Seller shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Buyer.
     Section 8.03. 10b5-1. The parties intend for the Transaction to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Agreement to constitute a binding contract, instruction or plan satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).
     Section 8.04. Securities Contract. The parties hereto acknowledge and agree that each of Seller and the Agent is a “stockbroker” within the meaning of Section 101 (53A) of Title 11 of the United States Code (the “Bankruptcy Code”) and the Agent is acting as agent for Seller and that Seller is a “customer” of the Agent within the meaning of Section 741(2) of the Bankruptcy Code. The parties hereto further recognize that the Transaction is a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 362(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, Shares or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code.

     Section 8.05. No Collateral. The parties hereto acknowledge that the Transaction is not secured by any collateral that would otherwise secure the obligations of Buyer hereunder.
     Section 8.06. Agreements to Deliver Documents. (a) Seller and Buyer agree to deliver the following documents, as applicable:
     (i)     Buyer will deliver to Seller, upon execution of this Agreement,
     (A)     evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials signing this Agreement on its behalf,
     (B)     certified resolutions evidencing necessary corporate authority and approvals with respect to the execution, delivery and performance by Buyer of this Agreement,
     (C)     a certified copy of each of the current Certificate of Incorporation and By-laws of Buyer,
     (D)     an opinion of nationally recognized counsel acceptable to Seller to the effect set forth in Annex B hereto, and
     (E)     an opinion of the General Counsel for Buyer to the effect set forth in Annex C hereto.
     (ii)     Seller will deliver to Buyer, upon execution of this Agreement, a duly executed copy of the Guarantee.
     Section 8.07. Assignment. The rights and duties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that (i) Seller may assign or transfer any of its rights or duties hereunder to any of its affiliates without the prior written consent of Buyer and (ii) the Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of Credit Suisse First Boston, so long as such affiliate is a broker-dealer registered with the SEC.
     Section 8.08. Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Buyer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Seller and its affiliates to Buyer relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Seller or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) Seller does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Buyer.
     Section 8.09. Indemnification. Buyer agrees to indemnify and hold harmless Seller, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls Seller or its affiliates within the meaning of either the Securities Act or the Exchange Act against, and Buyer agrees that no indemnified party shall have any liability to Buyer or any of its affiliates, officers, directors, or employees for, any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses, joint or several, to which any indemnified party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (i) arise out of or relate to (A) actions or failures to act by Buyer or (B) actions or failures to act by an indemnified party with the consent of, upon the direction of, or with the knowledge of Buyer or (ii) otherwise arise out of or relate to the Transaction or any related transactions, provided that this clause (ii) shall not apply to the extent, but only to the extent, that any losses, claims, damages, liabilities or expenses of an indemnified party have resulted primarily from the gross negligence or willful misconduct of such indemnified party in which case Seller shall indemnify Buyer for any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses which Buyer may suffer as a result of such indemnified party’s gross negligence or willful misconduct. Buyer agrees to reimburse promptly each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damages, liability, expense or action. This indemnity agreement will be in addition to any liability which Buyer may otherwise have.
     Section 8.10. Legal Proceedings. Buyer shall not, without the prior written consent of Seller, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising from such proceeding.
     Section 8.11. Contribution. If the indemnification provided for above is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect not only the relative fault of Buyer on the one hand and of Seller on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by a method of allocation that does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     Section 8.12. Notices.
     Notices to Seller shall be directed to it care of:
Address for notices or communications to Seller (other than by facsimile) (for all purposes):

Address:	Credit Suisse First Boston Capital LLC
c/o Credit Suisse First Boston LLC
11 Madison Avenue
New York, NY 10010
Attn: Senior Legal Officer
Tel: (212) 538-4488
Fax: (212) 325-4585

With a copy to:	Credit Suisse First Boston LLC
1 Madison Avenue, 3rd Floor
New York, New York 10010

For payments and deliveries:
Attn: Ricardo Harewood

Tel: (212) 325-8678
Fax: (212) 325-8175

For all other communications:
Attn: Carlos Moscoso / John Ryan
Tel.: (212) 538-1872 / (212) 325-8681
Fax: (212) 538-8898
     Notices to Buyer shall be directed to Buyer at:
211 Carnegie Center
Princeton, New Jersey
Attn:     General Counsel and Chief Financial Officer
Tel:       (609) 524-4500
     Section 8.13. Governing Law; Submission to Jurisdiction; Severability; Waiver of Jury Trial; Service of Process. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereto submits to the jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.
     (b)     To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.
     (c)    Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
     (d)     The parties irrevocably consent to service of process given in the manner provided for notices in Section 8.12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.
     Section 8.14. Entire Agreement. This constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all oral communications and prior writings with respect thereto.
     Section 8.15. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 8.16. No Third Party Rights, Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller, Buyer and their respective successors and assigns and no other person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller and Buyer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Buyer and its successors and assigns. The rights and duties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that (i) Buyer may assign or transfer any of its rights or duties hereunder without the prior written consent of Seller and (ii) the Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of Credit Suisse First Boston, so long as such affiliate is a broker-dealer registered with the Securities and Exchange Commission.
     Section 8.17. Calculation Agent. The determinations and calculations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner and shall be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in any determination or calculation under this Agreement. The parties acknowledge that the foregoing does not preclude the parties from disputing that any determination or calculation of the Calculation Agent was made in good faith or in a commercially reasonable manner.
     Section 8.18. Limitation of Setoff. For purposes of the Transaction and for the avoidance of doubt, Seller waives any right of set-off, recoupment or close-out netting that it may be entitled to under any agreement relating to the Transaction or any applicable law.
     Section 8.19. Non-Reliance; Agreements and Acknowledgments Regarding Hedging Activities; Additional Acknowledgments. Each party hereto makes to the other party hereto the representations, agreements and acknowledgements contained in Sections 13.1, 13.2 and 13.4 of the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc., and each reference therein to “the related Confirmation” shall be deemed to be a reference to this Agreement and each reference therein to “a Transaction”, “such Transaction” and “any Transaction” shall be deemed to be a reference to the Transaction.
     Section 8.20. Matters Related to Credit Suisse First Boston LLC and Credit Suisse First Boston Capital LLC. (a) Credit Suisse First Boston LLC shall act as “agent” for Buyer and Seller in connection with the Transaction.
     (b)     Agent will furnish to Buyer upon written request a statement as to the source and amount of any remuneration received or to be received by Agent in connection herewith.
     (c)     Agent has no obligation hereunder, by guaranty, endorsement or otherwise, with respect to performance of Seller’s obligations hereunder.
     (d)     Credit Suisse First Boston Capital LLC is an “OTC derivatives dealer” as such term is defined in the Exchange Act and is an affiliate of Agent.
     (e)     Credit Suisse First Boston Capital LLC is not a member of the Securities Investor Protection Corporation.
     Section 8.21. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

BUYER: NRG ENERGY, INC.
By:	/s/ ROBERT C. FLEXON
	Name:	Robert C. Flexon
	Title:	Chief Financial Officer

SELLER: CREDIT SUISSE FIRST BOSTON CAPITAL LLC
By:	/s/ CHRISTY GRANT
	Name:	Christy Grant
	Title:	Assistant Vice President Operations

AGENT: CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ JOHN RYAN
	Name:	John Ryan
	Title:	Assistant Vice President Operations

ANNEX A
Form of Notice

A-1

Annex B
Form of Opinion of Kirkland & Ellis LLP